Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Merger. The Merger and the related transactions, as further described elsewhere in the unaudited pro forma financial information, were completed on November 22, 2022.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the Final Rule, Release No. 33-10786, “Amendments to the Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination, which includes:

•	The Domestication of ACE as a Delaware corporation;

•	The Merger;

•	The PIPE Investment;

•	The New Tempo Senior Notes; and

Material transactions that have occurred subsequent to the latest balance sheet date that is material to investors, which include:

•	The redemption of 1,202,070 ACE public shares in October 2022;

•	The redemption of 473,929 ACE public shares in November 2022;

•	The recognition of Tempo share-based compensation expense for performance conditions expected to be met upon consummation of the transaction;

Description of the Business Combination

The Domestication — As part of the Business Combination, ACE effected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL (the “Domestication” and ACE, immediately after the Domestication, “New Tempo”).

In connection with the Domestication, (i) each then issued and outstanding Class A ordinary share of ACE converted automatically, on a one-for-one basis, into one share of common stock of New Tempo, (ii) each then issued and outstanding Class B ordinary share of ACE, par value $0.0001 per share, converted automatically, on a one-for-one basis, into one share of common stock of New Tempo; (iii)  each then issued and outstanding ACE warrants converted automatically into a warrant to purchase shares of common stock of New Tempo and (iv) each then issued and outstanding unit of ACE was cancelled and entitled the holder thereof to one share of common stock of New Tempo and one-half of one New Tempo warrant. Upon effectiveness of the Domestication, ACE changed its name to “Tempo Automation Holdings, Inc.”

The Merger — On August 12, 2022 Tempo entered into the plan of merger,  as amended by that certain First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of September 7, 2022, and that certain Second Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of September 23, 2022 (as amended, the “Merger Agreement”), pursuant to which on November 22, 2022, among other things, Merger Sub merged with and into Tempo, following which the separate corporate existence of Merger Sub ceased, and Tempo became the surviving corporation and a wholly owned subsidiary of New Tempo.

The equity exchange and financing related matters associated with the Business Combination is summarized as follows:

i.	Upon the Closing, each share of Tempo Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock converted into one share of Tempo common stock. The Series C-3 Preferred Stock converted into the number of common shares which equal in value to the Series C-3 Preferred Stock outstanding immediately prior to Closing, multiplied by the Series C Preferred Stock liquidation preference. Upon the closing of the Business Combination, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon, automatically converted in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note equaled the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. Refer to tick mark [L] within Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information, for specifics of the mechanics of the conversion.

ii.	Upon the Closing, Tempo used its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise such warrants in exchange for shares of Tempo common stock and preferred stock. Each Tempo warrant that remained outstanding and unexercised was converted into a New Tempo warrant, with the number of shares of New Tempo common stock subject to each assumed former Tempo warrant to equal the sum of (1) the product of (i) the number of shares of New Tempo common stock issuable upon exercise of the New Tempo warrant, multiplied by (ii) the Per Share Merger Consideration, rounding the resulting number down to the nearest whole number of shares of New Tempo common stock, plus (2) (i) the number of shares of New Tempo common stock issuable upon exercise of the New Tempo warrant, multiplied by (ii) the Earnout Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of New Tempo common stock.

iii.	Upon the Closing (after giving effect to the Tempo Preferred Conversion), each share of Tempo common stock issued and outstanding immediately prior to the Closing was canceled and exchanged into shares of New Tempo common stock (at a deemed value of $10.00 per share) equal to the remainder of (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, including Tempo Earnout Shares (the “Aggregate Merger Consideration”).

iv.	Upon the Closing, (i) each Tempo Option granted under the 2015 Equity Incentive Plan was converted into (a) the right to receive a number of Tempo Earnout Shares and (b) a New Tempo Option, upon substantially the same terms and conditions as in effect with respect to the corresponding Tempo Option and (ii) each Tempo RSU granted under the 2015 Equity Incentive Plan was converted into (a) the right to receive a number of Tempo Earnout Shares and (b) a New Tempo RSU, upon substantially the same terms and conditions as in effect with respect to the corresponding Tempo RSU.

v.	Following the Closing but within the five-year period following the Closing Date, Eligible Tempo Equityholders are entitled to receive 7,000,000 Tempo Earnout Shares promptly after the occurrence of two separate Earnout Triggering Events. The Tempo Earnout Shares will vest in two equal tranches of 3,500,000 shares based on New Tempo reaching $5.0 million in Adjusted EBITDA and $15.0 million in revenue in any quarter during the five-year period following the Closing Date.

vi.	On January 13, 2022, ACE entered into the Promissory Note with the Sponsor. The Sponsor contributed to ACE as a loan $0.03 for each Class A ordinary share of ACE that was not redeemed in connection with the shareholder vote to approve the extension of the deadline by which ACE must complete an initial business combination. On June 30, 2022, ACE and the Sponsor amended and restated the Promissory Note in its entirety to, among other things, increase the aggregate principal amount available thereunder from $1,500,000 to $2,000,000, contingent upon the approval by ACE’s shareholders of the extension of the date by which ACE must complete an initial business combination to October 13, 2022. On August 28, 2022, ACE and the Sponsor amended and restated the Sponsor Loan in its entirety to, among other things, increase the aggregate principal amount available thereunder from $2,000,000 to $2,125,000, contingent upon the approval by ACE’s shareholders of the extension of the date by which ACE must consummate an initial business combination to January 30, 2023, which extension was approved in October 2022. The Contribution(s) occurred each month through the consummation of the Business Combination. Amounts loaned under the Promissory Note were repaid upon the Closing.

vii.	Upon the Closing, New Tempo received the sum of (1) the amount of cash available in the trust account into which substantially all of the proceeds of ACE’s initial public offering and private placements of its warrants have been deposited, after deducting the amount required to satisfy ACE’s obligations to its shareholders that exercise their rights to redeem their ACE Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the trust account and (b) any transaction expenses of ACE and its affiliates), plus (2) the PIPE Investment Amount actually received by ACE prior to or substantially concurrently with the Closing Date, plus (3) the Available Credit Amount, plus (4) the Available Cash Amount, being at least equal to $10.0 million.

viii.	On September 7, 2022, the parties to the Sponsor Support Agreement entered into the Third SSA Amendment, pursuant to which the Earnout Sponsors agreed, immediately prior to the Domestication, to contribute, transfer, assign, convey and deliver to ACE an aggregate of 5,595,000 Founder Shares in exchange for an aggregate of 3,595,000 Class A ordinary shares of ACE (the “SSA Exchange”). After giving effect to the Third SSA Amendment, the Earnout Sponsors have agreed to subject an aggregate of 1,000,000 shares of Domesticated ACE common stock (the “Sponsor Earnout Shares”) received in the SSA Exchange to certain earnout vesting conditions or, should such shares fail to vest, forfeiture to ACE for no consideration. On the earlier of (i) the date which is fifteen (15) months following the closing of the Business Combination and immediately prior to the closing of a strategic transaction, the Sponsor Earnout Shares will vest in an amount equal to (A) the number of Sponsor Earnout Shares, less (B) the number of Additional Period Shares (as defined in the Third Amended and Restated Subscription Agreement), if any, issuable in the aggregate under such Amended and Restated PIPE Common Stock Subscription Agreements. The maximum number of shares that may be forfeited by the Earnout Sponsors is 1,000,000. In the event of a strategic transaction, the holders of any vested Sponsor Earnout Shares will be eligible to participate in such strategic transaction with respect to such Sponsor Earnout Shares on the same terms, and subject to the same conditions, as the other holders of shares of Domesticated ACE common stock generally. As of the date of this filing, the Company has not concluded on the accounting analysis of such transaction, including the impacts of the:

•	Amendment to the Founder shares to exchange of 5,595,000 Founder Shares for 3,595,000 Class A ordinary shares of ACE;

•	The 1,000,000 shares of Domesticated ACE Common Stock held by the Earnout Sponsors, the vesting of which is subject to certain earnouts detailed above;

•	The Additional Period Shares;

and accordingly, has not given pro forma effect to in the Unaudited Pro Forma Condensed Combined Financial Information. See additional information within Note 4 to the Unaudited Pro Forma Condensed Combined Financial Information.

The PIPE Investment

In connection with the Business Combination, on September 7, 2022, ACE entered into Third A&R PIPE Subscription Agreements with each of the PIPE Investors, pursuant to which PIPE Investors will collectively subscribe for 1,250,000 shares of the New Tempo common stock for an aggregate purchase price equal to $12.5 million. Of such amount $3.5 million resulted in an increase of ACE cash immediately prior to the Business Combination, $2.0 million was reallocated from an investors’ existing holding in the ACE trust to be a PIPE Investment and $7.0 million was issued to satisfy obligations due pursuant to the Loan and Security Agreement, as described in tick mark [C]. Pursuant to the Third A&R PIPE Subscription Agreements, ACE agreed to issue additional shares of New Tempo common stock to each PIPE Investor in the event that the volume weighted average price per share of New Tempo common stock (the “Measurement Period VWAP”) during the 30 days commencing on the date on which a registration statement registering the resale of the shares of New Tempo common stock acquired by such PIPE Investors (the “PIPE Resale Registration Statement”) is declared effective is less than $10.00 per share. In such case, each PIPE Investor will be entitled to receive a number of shares of New Tempo common stock equal to the product of (x) the number of shares of New Tempo common stock issued to such PIPE Investor at the closing of the subscription and held by such PIPE Investor through the date that is 30 days after the effective date of the PIPE Resale Registration Statement (the “Measurement Date”) multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP (as defined below) and (B) the denominator of which is the Adjustment Period VWAP. In the event that the Adjustment Period VWAP is less than $4.00 (the “Price Floor Value”), the Adjustment Period VWAP shall be deemed to be the Price Floor Value. ACE has also agreed to issue up to 500,000 additional shares of New Tempo common stock to each such PIPE Investor in the event that the Additional Period VWAP (as defined below) is less than the Adjustment Period VWAP. In such case, each such PIPE Investor will be entitled to receive a number of shares of New Tempo common stock equal to the lesser of (1) such PIPE Investor’s pro rata portion of 1,000,000 additional shares of New Tempo common stock, and (2) (i) (A) (x) the number of shares issued to such PIPE Investor pursuant to such subscription agreement and held by such PIPE Investor on the last day of the 30 calendar day period ending on the date that is 15 months following the closing of the subscriptions (such 30 calendar day period, the “Additional Period”), times (y) the Adjustment Period VWAP, minus the average of the volume weighted average price of a share of New Tempo common stock determined for each of the trading days during the Additional Period (the “Additional Period VWAP”), minus (B) the number of PIPE Incentive Shares, times the Additional Period VWAP, divided by (ii) the Additional Period VWAP. Additionally, as detailed in vii above, as a condition to the Sponsor Support Agreement, as amended, ACE has agreed to issue up to 2,000,000 additional shares (the “PIPE Incentive Shares”) to such PIPE Investors on a pro rata basis with respect to each PIPE Investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Third A&R PIPE Subscription Agreements. As of the date of this filing, the Company has not concluded on the accounting analysis of the features that may require the Company to issue additional shares based on share price and VWAP and has not given pro forma effect to the Unaudited Pro Forma Condensed Combined Financial Information. See additional information within Note 4 to the Unaudited Pro Forma Condensed Combined Financial Information.

The New Tempo Senior Notes

Upon the Closing, Tempo also entered into the Amended and Restated Loan and Security Agreement with the lenders under the previous Loan and Security Agreement with respect to the repayment of amounts outstanding under the Loan and Security Agreement. The Amended and Restated Loan and Security Agreement describes the settlement of the principal amount owed upon the Closing, which included (i) the conversion of $7.0 million in outstanding amounts under the Loan and Security Agreement as of such time into shares of New Tempo common stock pursuant to the Lender PIPE Common Stock Subscription Agreement (such conversion, the “Lender PIPE Conversion”), (ii) the payment of $3.0 million in cash from the net proceeds of the Trust Account, and (iii) the conversion of $20.0 million in outstanding amounts under the Loan and Security Agreement as of such time into senior notes of New Tempo (“New Tempo Senior Notes”) (such conversion, the “Lender Debt Conversion”). The New Tempo Senior Notes will mature 36 months after the closing date of the Business Combination, and are secured by a blanket lien on all assets of New Tempo and its subsidiaries. The New Tempo Senior Notes were issued at an original issuance discount of 1.50% which was paid in cash upon the Closing, and bears interest at a floating rate based on the Wall Street Journal Prime Rate plus 4.25%, with a floor of 9.75%. A portion of the interest is to be payable in kind by increasing the aggregate principal amount under the New Tempo Senior Notes. All payments under the New Tempo Senior Notes for the first twelve months are to be credited towards interest only. Upon the final payment under the New Tempo Senior Notes, New Tempo will be required to pay an exit payment of 3.00% of the aggregate principal amount. The New Tempo Senior Notes are subject to customary covenants and events of default.

Description of Other Material Transactions:

On October 11, 2022, the Company held an extraordinary general meeting to amend the Company’s Third Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the Class A Ordinary Shares included as part of the units sold in the Company’s initial public offering from October 13, 2022, to January 30, 2023. In connection with such extension, a total of 239 shareholders elected to redeem an aggregate of 1,202,070 Class A Ordinary Shares, representing approximately 30.47% of the issued and outstanding Class A Ordinary Shares. As a result, approximately $12,324,919 was paid out of the Trust Account in connection with the redemptions.

In connection with the Business Combination, shareholders of the Company elected to redeem an aggregate of 473,929 Class A ordinary shares of the Company, representing approximately 17.3% of the issued and outstanding Class A Ordinary Shares prior to the Domestication.

In July 2020, Tempo issued 258,368 performance-based options to the Chief Financial Officer of Tempo which vested 100% upon the Closing of the Business Combination. Additionally, in March 2021, Tempo issued 1,245,641 performance-based options to management employees and board of directors which vested 100% upon the Closing of the Business Combination. Upon consummation of the Business Combination, Tempo recognized stock-based compensation expense of $8.8 million due to performance conditions being met.

Upon the Closing, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest converted into a number of shares of Series C-3 Preferred Stock of Tempo having terms equivalent to the terms of Tempo’s most senior preferred stock, except that the value of the securities received by the holder of any August 2022 Bridge Note equals the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. Refer to tick mark [L] within Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information, for specifics of the mechanics upon closing of the Business Combination.

Accounting for the Business Combination

This unaudited pro forma condensed combined financial information should be read together with the historical financial statements and related notes of Tempo and ACE, and other financial information included elsewhere in this proxy statement/prospectus.

Tempo has been determined to be the accounting acquirer of ACE based on the following facts and circumstances:

•	Tempo’s existing shareholders have the greatest voting interest in the combined entity, excluding option holders, with approximately 61.8% voting interest.

•	Tempo’s existing shareholders have the ability to control decisions regarding election and removal of the combined entity’s board of directors.

•	Tempo hold a majority of the combined entity’s board of directors.

•	Tempo’s senior management are the senior management of the combined entity.

•	The combined company name is Tempo Automation Holdings, Inc., i.e. the combined entity assumed Tempo’s name.

Accordingly, the merger between Tempo and ACE is being accounted for as a reverse recapitalization, with ACE being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization is the equivalent of Tempo issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Tempo.

Basis of Pro Forma Presentation

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information of New Tempo upon consummation of the Business Combination and other events contemplated by the Merger Agreement. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. The Business Combination proceeds remaining after the payment for the redemption of 20,730,701 public shares and payment of transaction costs related to the Merger are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Tempo following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The companies of ACE and Tempo have not had any historical relationship prior to the transactions, other than an existing ACE director who is also the Chief Financial Officer of Tempo and is considered an interested party to the Business Combination. Refer to Interests of ACE’s Directors and Executive Officers in the Business Combination for further information.

The following summarizes the pro forma Tempo Automation Holdings, Inc. common stock issued and outstanding immediately after the Business Combination and the related ownership percentages.

(in millions)	Number of Shares	Percentage of Outstanding Shares
Tempo Stockholders(1)(2)(5)(6)	16,305,986	61.8%
ACE’s public shareholders	2,269,299	8.6%
Sponsor & related parties(3)(5)	4,464,014	16.9%
Third Party PIPE Investors(6)	2,530,000	9.6%
Cantor and advisors(4)	823,990	3.1%
Pro Forma Outstanding Shares	26,393,289	100%

(1)	Following the Closing, the Eligible Tempo Equityholders have the right to receive up to 7,000,000 Tempo Earnout Shares in two tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Tempo Earnout Shares are contingently issuable based upon meeting certain operating metrics that have not yet been achieved, the pro forma New Tempo common stock issued and outstanding immediately after the Business Combination excludes the 7,000,000 Tempo Earnout Shares.

(2)	Includes an estimated 3,683,397 shares of New Tempo common stock issued to Tempo warrant holders, net of expected exercise proceeds, and excludes an estimated 562,526 shares of New Tempo common stock to be reserved for potential future issuance upon the exercise of New Tempo Options and an estimated 1,618,991 shares of New Tempo common stock to be reserved for potential future issuance upon settlement of New Tempo RSUs.

(3)	Includes 200,000 shares subscribed for by the Sponsor Related PIPE Investors and 3,750,000 shares beneficially owned by the directors and officers of ACE and initial shareholders and their permitted transferees (taking into account the SSA Exchange).

(4)	Includes 748,990 New Tempo shares issued to Cantor to settle ACE’s existing deferred underwriting commissions of $8.1 million as of September 30, 2022. The New Tempo shares are valued at $10.00 per share for purposes of settling the liability. The remaining $0.6 million of the deferred underwriting commissions was paid in cash with proceeds from the trust. Capital market advisors to the transaction also received 75,000 shares of New Tempo as payment for services.

(5)	Includes New Tempo common stock issued to Tempo Stockholders and the Sponsor and related parties upon conversion of the August 2022 Bridge Notes. Concurrently with the closing of the Business Combination, the principal balance and all accrued and unpaid interest on the August 2022 Bridge Notes will convert into shares of New Tempo common stock. Tempo Stockholders and the Sponsor and related parties are expected to receive 4,053,006 and 2,014,014 shares of New Tempo common stock, respectively.

(6)	Certain Third Party PIPE Investors are also existing Tempo Stockholders. Accordingly, the same shareholders may be included in both shareholder categories.

The table above excludes New Tempo shares associated with (i) private placement and public warrants of New Tempo, (iii) New Tempo Options, (iv) New Tempo RSUs or (v) any potential Tempo Earnout Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	As of September 30, 2022				As of September 30, 2022
	Tempo (Historical)	ACE (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$533	$—	$23,064	[A]	$15,588
			3,500	[B]
			(3,300)	[C]
			(1,992)	[E1]
			(1,106)	[E2]
			(2,950)	[E3]
			434	[G]
			(2,035)	[K]
			(560)	[D]
Accounts receivable, net	1,945	—	—		1,945
Inventory	2,916	—	—		2,916
Prepaid expenses and other current assets	1,923	16	—		1,939
Total current assets	7,317	16	15,055		22,388
Cash and marketable securities held in Trust Account	—	40,294	(23,064)	[A]	—
			(17,230)	[M]
Property and equipment, net	7,031	—	—		7,031
Operating lease right-of-use assets	565	—	—		565
Restricted cash, noncurrent	320	—	—		320
Other noncurrent assets	6,208	—	(5,912)	[E4]	296
Total assets	$21,441	$40,310	$(31,151)		$30,600
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,994	$—	$—		$4,994
Accrued expenses and other current liabilities	8,467	15,757	80	[B]	17,045
			(146)	[E1]
			(6,181)	[E2]
			(932)	[E3]
Operating lease liabilities, current	801	—	—		801
Finance lease, current	1,897	—	—		1,897
Loan payable, current	42,545	—	(39,030)	[C]	3,515
Convertible promissory note	—	1,500	(984)	[K]	516
Note payable – related party	40,041	1,479	(1,051)	[K]	428
	—		(40,041)	[L]
Total current liabilities	98,745	18,736	(88,285)		29,196
PIPE derivative liability		19,906	(19,906)	[N]	—
Warrant liabilities	32,435	1,810	(32,435)	[G]	1,810
Earn-out share derivative liability	—	—	5,112	[I]	5,112

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET – (continued)

(in thousands)

	As of September 30, 2022				As of September 30, 2022
	Tempo (Historical)	ACE (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Deferred underwriting commissions	—	8,050	(8,050)	[D]	—
Operating lease liabilities, long-term	38	—	—		38
Loan payable, noncurrent	880	—	—		880
Senior notes	—	—	20,000	[C]	19,462
			(154)	[E1]
			(384)	[E4]
Total liabilities	132,098	48,502	(124,102)		56,498
Commitments and Contingencies
Convertible preferred stock	75,684	—	(75,684)	[G]	—
Class A ordinary shares subject to possible redemption	—	40,294	(23,064)	[F]	—
			(17,230)	[M]
Stockholders’ (Deficit) Equity
ACE Convergence Acquisition Corp. Class A Ordinary Shares	—	—	—	[F]	—
ACE Convergence Acquisition Corp. Class B Ordinary Shares	—	1	(1)	[F]	—
Tempo Automation Holdings, Inc. common stock	—	—	1	[F]	2
			1	[G]
Additional paid-in capital	18,489	—	3,420	[B]	189,206
			18,393	[C]
			7,490	[D]
			(1,471)	[E1]
			(5,529)	[E4]
			23,064	[F]
			108,552	[G]
			(45,430)	[H]
			(5,112)	[I]
			7,393	[J]
			40,041	[L]
			19,906	[N]
Accumulated deficit	(204,830)	(48,487)	(2,663)	[C]	(215,106)
			(220)	[E1]
			5,075	[E2]
			(2,018)	[E3]
			45,430	[H]
			(7,393)	[J]
Total stockholders’ (deficit) equity	(186,341)	(48,486)	208,929		(25,898)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$21,441	$40,310	$(31,151)		$30,600

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31, 2021				Year Ended December 31, 2021
	Tempo (Historical)	ACE (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Revenue	$17,361	—	$—		$17,361
Cost of revenue	14,578	—	—	[CC]	16,072
			1,494	[DD]
Gross profit (loss)	2,783	—	(1,494)		1,289
Operating expenses
Research and development	9,904	—	—	[CC]	11,400
			1,496	[DD]
Sales and marketing	9,817	—	—	[CC]	9,817
General and administrative	16,376	6,943	—	[CC]	31,416
	—	—	5,859	[DD]	—
			2,238	[FF]
Total operating expenses	36,097	6,943	9,593		52,633
Loss from operations	(33,314)	(6,943)	(11,087)		(51,344)
Change in fair value of warrant liability	(4,242)	12,723	4,242	[GG]	12,723
Interest earned on marketable securities held in Trust Account	—	67	(67)	[AA]	—
Interest expense	(3,686)	—	(3,021)	[BB]	(5,598)
			1,109	[EE]
Other financing costs	(8,955)	—	—		(8,955)

Gain on forgiveness of PPP loan	2,500	—	—		2,500
Other income (expense), net	(316)	—	—		(316)
(Loss) income before income taxes	(48,013)	5,847	(8,824)		(50,990)
Income tax (provision) benefit	—	—	—		—
Net (loss) income	$(48,013)	$5,847	$(8,824)		$(50,990)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS − (continued)

(in thousands, except per share amounts)

	Tempo (Historical)	ACE (Historical)	Pro Forma Combined
Net loss per common share – basic and diluted	$(4.89)		$(1.93)
Basic and diluted weighted average common shares outstanding	9,819,576		26,393,289
Net loss per share, Class A redeemable ordinary shares – basic and diluted		$0.20
Weighted average shares outstanding of Class A redeemable ordinary shares		23,000,000
Net loss per share, Class B non-redeemable ordinary shares – basic and diluted		$0.20
Weighted average shares outstanding of Class B non-redeemable ordinary shares		5,750,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Nine Months Ended September 30, 2022				Nine Months Ended
			Transaction Accounting		September 30, 2022
	Tempo	ACE	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 3)		Combined
Revenue	$9,146	—	$—		$9,146
Cost of revenue	8,141	—	—	[CC]	8,141
Gross profit	1,005	—	—		1,005
Operating expenses
Research and development	8,317	—	—	[CC]	8,317
Sales and marketing	7,363	—	—	[CC]	7,363
General and administrative	9,992	3,249	—	[CC]	13,241
Impairment loss	297				297
Total operating expenses	25,969	3,249	—		29,218
Loss from operations	(24,964)	(3,249)	—		(28,213)
Change in fair value of warrant and derivative liability	5,674	10,956	(5,674)	[GG]	10,956
Change in fair value of PIPE liability		(27)			(27)
Change in fair value of debt	(597)		597		—
Interest earned on marketable securities held in Trust Account	—	113	(113)	[AA]	—
Interest expense	(6,899)	—	(2,324)	[BB]	(6,438)
			2,385	[EE]
			400	[HH]
Loss on debt extinguishment	(38,939)				(38,939)
Other financing costs	(30,793)	(7,353)	5,075	[II]	(33,071)
Total other income (expense), net	(71,554)	3,689	346		(67,519)
(Loss) income before income taxes	(96,518)	440	346		(95,732)
Income tax (provision) benefit	—	—	—		—
Net (loss) income	$(96,518)	$440	$346		$(95,732)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS − (continued)

(in thousands, except per share amounts)

	Tempo (Historical)	ACE (Historical)	Pro Forma Combined
Net loss per common share – basic and diluted	$(9.58)		$(3.63)
Basic and diluted weighted average common shares outstanding	10,072,318		26,393,289
Net loss per share, Class A redeemable ordinary shares – basic and diluted		$0.03
Weighted average shares outstanding of Class A redeemable ordinary shares		8,092,696
Net loss per share, Class B non-redeemable ordinary shares – basic and diluted		$0.03
Weighted average shares outstanding of Class B non-redeemable ordinary shares		5,750,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The merger between Tempo and ACE will be accounted for as a reverse recapitalization, with ACE being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization will be the equivalent of Tempo issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Tempo.

The unaudited pro forma condensed combined balance sheet of New Tempo as of September  30, 2022 assumes that the transactions occurred on September 30, 2022. The unaudited pro forma condensed combined statement of operations of New Tempo for the year ended December 31, 2021 and for the nine months ended September 30, 2022 presents pro forma effect to the transactions as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•	unaudited condensed consolidated financial statements of ACE for the nine months ended September 30, 2022 and the related notes; and

•	unaudited condensed financial statements of Tempo for the nine months ended September 30, 2022 and the related notes.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	financial statements of ACE for the year ended December 31, 2021 and the related notes; and

•	financial statements of Tempo for the year ended December 31, 2021 and the related notes.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments reflecting the Closing with ACE and are based on certain currently available information and certain assumptions and methodologies that ACE believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible such differences may be material. ACE believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Tempo. They should be read in conjunction with the historical financial statements and notes thereto of ACE and Tempo.

Note 2 — Accounting Policies

Upon completion of the Business Combination, management will perform a comprehensive review of ACE’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, management has not identified any material differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ACE has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Tempo filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Tempo shares outstanding, assuming the Business Combination occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)	Reflects the reclassification of cash and cash equivalents held in ACE’s trust account that became available upon completion of the Business Combination.

(B)	Reflects the proceeds of $3.5 million from the issuance and sale of 0.4 million shares of New Tempo common stock, with a per share par value of $0.0001, at $10.00 per share pursuant to the PIPE Investment. Should the stock price of New Tempo not achieve certain explicit price levels during a defined time frame after the Closing of the Business Combination, as described in the Third A&R PIPE Subscription Agreements, the investors in the PIPE Investment may receive an additional 1,000,000 shares of New Tempo common stock, also referred to as the Additional Period Shares. On the earlier of (i) the date which is fifteen (15) months following the closing of the Business Combination and immediately prior to the closing of a strategic transaction, the Sponsor Earnout Shares will vest in an amount equal to (A) the number of Sponsor Earnout Shares, less (B) the number of Additional Period Shares, if any, issuable in the aggregate under the Third A&R PIPE Subscription Agreements, as described under “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.” Accordingly, as of the Closing date the allocation of New Tempo shares between investors in the PIPE Investment and the Sponsor is subject to change.

Additionally, ACE has agreed to issue up to 2,000,000 additional shares (the “PIPE Incentive Shares”) to such PIPE Investors on a pro rata basis with respect to each PIPE Investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Third A&R PIPE Subscription Agreements.

While we have given pro forma effect to the expected balance sheet impact associated with this transaction, as of the date of this filing our accounting for the issuance of shares associated with the PIPE Investment is not complete and accordingly is subject to change, refer to Note 4 to the Unaudited Pro Forma Condensed Combined Information.

The proceeds are partially offset by estimated transaction costs to be incurred subsequent to September 30, 2022 in conjunction with the shares of New Tempo common stock issued under the PIPE Investment. The Company incurred total banking fees of $0.1 million to assist with the PIPE Investment. Fees are determined to be direct and incremental to the PIPE Investment and reflected as an adjustment to additional paid-in capital. The fees are deferred and will not be paid upon Closing resulting in an increase to accrued expenses of $0.1 million.

(C)	Reflects the settlement of the outstanding principal amount, accrued interest and penalties owed under Tempo’s Loan and Security Agreement. Concurrently with the consummation of the Business Combination, the Company entered into the Amended and Restated Loan and Security Agreement which settles the outstanding principal. The Amended and Restated Loan and Security Agreement settled the $30.0 million in outstanding principal as follows:

•	The Company made a cash repayment of $3.3 million upon the Closing of the Business Combination to the lenders under the Loan and Security Agreement, including a $0.3 million cash repayment for the 1.5% discount on the issuance of New Tempo Senior Notes.

•	The Company converted $20.0 million in outstanding principal under the Loan and Security Agreement into New Tempo Senior Notes. The New Tempo Senior Notes were issued at a 1.5% discount which was paid in cash at Closing.

•	The Company converted $7.0 million in outstanding principal under the Loan and Security Agreement into New Tempo Common Stock at $10.00 per share as part of the PIPE Investment. Accordingly, 700,000 shares of new Tempo were issued resulting in a corresponding adjustment to additional paid-in capital.

The Bridge Note Purchase Agreement settled the $3.6 million in accrued interest and penalties under the Loan and Security Agreement by using the outstanding amount to purchase Bridge Notes.

While we have given pro forma effect to the expected balance sheet impact associated with the aforementioned transaction, as of the date of this filing our accounting analysis is not complete and accordingly is subject to change, refer to Note 4 to the Unaudited Pro Forma Condensed Combined Information.

(D)	Reflects the payment of deferred underwriting commissions incurred during ACE’s IPO which was settled in shares of New Tempo at Closing. Subsequent to ACE’s IPO, the underwriter agreed to settle their underwriting commissions in shares of New Tempo at an assumed value of $10.00 per share. 754,339 shares of New Tempo valued at $7.5M were issued, resulting in a corresponding adjustment to additional paid-in capital. The remaining $0.6M was paid in cash with proceeds from the trust upon the Closing.

(E)	Adjustment represents the effects of transaction costs on the pro forma condensed combined balance sheet

(E1) Transaction costs incurred by Tempo are reflected as follows:

•	Cash payment of $1.9 million associated with costs incurred prior to and unpaid as of September 30, 2022, by Tempo in conjunction with the Business Combination, such payment is reflected as a corresponding $1.9 million decrease to accrued expenses.

•	Accrued expense increase of $2.6 million, representing estimated transaction costs to be incurred subsequent to September 30, 2022, of which $1.8 million is unpaid at closing. At Closing, $0.1 million in transaction costs were paid resulting in a decrease to cash as well as $0.7 million in transaction costs which were paid via the issuance of equity, resulting an increase to additional paid-in capital.

For the $2.6 million in estimated transaction costs incurred subsequent to September 30, 2022, such amounts are allocated on a relative fair value basis to instruments issued as part of the Merger. A portion of which is allocated as a decrease to additional paid-in capital of $2.2 million. Further, $0.2 million associated with the New Tempo Senior Note issuance was allocated as debt issuance costs. The remaining amount of $0.2 million is related to the issuance of liability-classified instruments which are subsequently measured at fair value, and therefore was reflected as an increase to accumulated deficit. See further discussion in the unaudited pro forma condensed combined statement of operations, as described at (FF).

(E2) Convertible Senior Note termination fees and the associated legal costs

•	Cash payment of $1.1 million related to legal fees, which are to be paid upon the closing of the Merger, which were accrued by ACE prior to close.

•	Accrued expense decrease of $5.1 million relates to termination fees associated with the Convertible Senior Note termination. Pursuant to an agreement with the lender, such termination fees were reduced from $6.2 million to $1.1 million, provided that the Merger was consummated prior to December 2022. As ACE had accrued the full $6.2 million in termination fee costs as of September 30, 2022, upon consummation of the Merger the net assets recorded by New Tempo in the pro foma condensed consolidated balance sheet had to be reduced by $5.1 million to reflect the obligation that is assumed by New Tempo.

See further discussion in the unaudited pro forma condensed combined statement of operations, as described at (LL).

(E3) Transaction costs incurred by ACE

•	Cash payment of $1.9 of transaction costs, which are reflected as a corresponding decrease of $1.9 million to accrued expenses that had been incurred prior to and unpaid as of September 30, 2022.

•	Accrued expense increase of $2.0 million of transaction costs to be incurred by ACE subsequent to September 30, 2022, but prior to closing, is an expense of the pre-combination entity and reflected as an increase of $2.0 million to accumulated deficit. Of such accrued amount, $1.1 million is paid at Closing The unaudited pro forma condensed combined statement of operations reflects the impact of these expenses at (FF).

(E4) The reclassification of $5.9 million of transaction costs incurred by Tempo in conjunction with the Business Combination and which were capitalized within other noncurrent assets as of September 30, 2022. Upon the close of the Business Combination, such costs have been reclassified resulting a $5.9 million decreased to other noncurrent assets and reflected primarily as $5.5 million decrease to additional paid-in capital. A portion of the costs in the amount of $0.4 million was related to the New Tempo senior notes and therefore reflected as a debt issuance cost.

(F)	Represents the following transactions related to ACE’s equity:

•	The reclassification of ACE’s Class A ordinary shares subject to possible redemption from temporary equity into permanent equity.

•	In conjunction with the Domestication, (i) each then issued and outstanding Class A ordinary share of ACE will convert automatically, on a one-for-one basis, into a share of common stock of New Tempo, (ii) each then issued and outstanding Class B ordinary share ACE will convert automatically, on a one-for-one basis, into a share of common stock of New Tempo, (iii) each then issued and outstanding warrant of ACE will convert automatically into a warrant to acquire one share of common stock of New Tempo, and (iv) each then issued and outstanding unit of ACE will be cancelled and will entitle the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant.

(G)	Represents recapitalization of Tempo’s equity, including:

•	Conversion of 6,963,183 shares of Tempo Preferred Series A stock, 1,528,501 shares of Tempo Preferred Series A-1 stock, 1,541,170 shares of Tempo Preferred Series A-2 stock, 7,320,385 shares of Tempo Preferred Series B stock, 10,669,200 shares of Tempo Preferred Series C stock and 1,497,748 shares of Tempo Preferred Series C-1 stock into 29,520,187 shares of common stock of Tempo.

•	Upon the Closing, Tempo used its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise such warrants in exchange for shares of Tempo common stock and preferred stock. Each Tempo warrant that remained outstanding and unexercised was converted into a New Tempo warrant at the applicable exchange ratio. The exercise of such warrants resulted in the issuance of 3,187,913 Tempo common shares, 84,848 Series A preferred shares, and 18,556,834 Series C preferred shares upon settlement of Tempo warrants. The fair value of Tempo’s existing liability classified warrants was removed when exercised. The aggregate exercise price that Tempo received in cash when the Tempo warrants were exercised was $0.4 million.

•	Issuance of 10,432,908 shares of New Tempo common stock in exchange for 61,219,165 outstanding shares of Tempo common stock (following the exercise of Tempo Warrants and conversion of preferred stock).

(H)	Reflects the reclassification of ACE’s historical accumulated deficit to additional paid-in capital in connection with the consummation of the Business Combination, inclusive of the $2.0 million discussed in tickmark [E].

(I)	Reflects the preliminary estimated fair value of Tempo Equityholders’ Earnout Shares recorded as a liability as of September 30, 2022. For further information, see Note 5. The earnout liability will be remeasured at each reporting date with changes in the fair value recorded to earnings.

(J)	Reflects the recognition of $7.4 million of stock-based compensation expense associated with Tempo performance-based equity awards that immediately vest upon the successful completion of a Business Combination. As there are no future service conditions, the estimated fair value of the award is recognized upon the Closing as a non-recurring expense.

(K)	The adjustment represents the repayment of $1.1 million of the Promissory Note entered into between ACE and the Sponsor in January 2022. The adjustment also includes the repayment of $1.0 million from the Working Capital Facility held on ACE’s balance sheet as of September 30, 2022 which was paid off with funds from the Merger.

(L)	Immediately prior to the Closing of the Business Combination, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon, converted into shares of Tempo Series C-3 Preferred Stock. Such conversion was calculated as the outstanding balance of the August 2022 Bridge Notes and related accrued interest thereon, divided by the original issuance price designated for the Series C-3 Preferred Stock of $3.749108. The Series C-3 Preferred Stock shares then outstanding converted into a number of Tempo common shares whereby the holder of Series C-3 Preferred Stock received, a number of shares of Tempo common shares equal in value to the Series C-3 Preferred Stock outstanding multiplied by Series C-3 Preferred Stock liquidation preference. The Series C-3 Preferred Stock liquidation preference is defined as the Series C-3 issuance price of $3.749108 multiplied by four. Upon the Closing of the Business Combination, the Tempo common stock received converted into shares of New Tempo common shares at the applicable exchange ratio. While we have given pro forma effect to the terms of the Bridge Notes and Series C-3 Preferred Stock, as of the date of this filing our accounting for the conversion feature of the Bridge Notes and Series C-3 Preferred Stock is not complete and accordingly is not reflected in the Unaudited Pro Forma Condensed Combined Financial Information, refer to Note 4 to the Unaudited Pro Forma Condensed Combined Information.

(M)	Represents the following redemptions:

•	The redemption of 1,202,070 public shares in October 2022 in connection with the shareholder vote to approve the extension of the date by which ACE must complete an initial business combination. The redemption was paid with funds from the trust account at $10.27 per share.

•	The redemptions of 473,929 public shares in November 2022 in connection with the shareholder vote to approve the Merger. The redemption was paid with funds from the trust account at $10.31 per shares.

(N)	Reflects the issuance of 2,000,000 PIPE Incentive Shares which resulted in the settlement of the PIPE Derivative Liability as an adjustment to additional paid-in capital on the unaudited pro forma condensed combined balance sheet.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, and the nine months ended September 30, 2022 are as follows:

(AA)	Reflects the elimination of historical investment income earned on ACE’s Trust Account.

(BB)	Reflects the interest expense related to the New Tempo Senior Notes issued in August 2022 under the terms of the Amended and Restated Loan and Security Agreement. The New Tempo Senior Notes are expected to have a floating interest rate based on the Wall Street Journal Prime Rate plus 4.25%, with a floor of 9.75%. For the purpose of presentation within the unaudited pro forma condensed combined statement of operations, we have used the floor of 9.75%. Of the total interest rate, 3.25% will be interest payable-in-kind, with the remaining interest paid in cash.

(CC)	Represents estimated stock-based compensation measured as of the closing date for the portion of the Earnout Shares issuable to existing option holders with continuing service requirements, and assuming no forfeitures (see Note 5). The Company does not expect to achieve the Earnout targets and as such, the Company has not recognized stock-based compensation with the performance condition. The Company will evaluate the probability of achievement at each reporting period and will adjust stock-based compensation as appropriate.

(DD)	Represents incremental stock-based compensation expense associated with $8.8 million Tempo Options granted to employees which vest upon satisfaction of both a service condition and liquidity condition, which will be satisfied upon completion of the Business Combination. The liquidity event has not been deemed probable for expense recognition in the historical unaudited condensed consolidated statement of operations and the triggering event only becomes probable upon a liquidity event, in this case, the Business Combination.

(EE)	Represents the elimination of interest expense on certain existing Tempo debt under the Loan and Security Agreement which will be settled under the terms of the Amended and Restated Loan and Security Agreement upon the closing of the Business Combination as described at [C]. The conversion of existing debt is reflected as of January 1, 2021 in the unaudited pro forma condensed combined statement of operations, and accordingly the interest expense on such debt would not have been incurred had the Business Combination occurred on such date.

(FF)	Reflects $2.0 million of certain non-recurring transaction costs incurred by ACE subsequent to September 30, 2022, principally related to the Merger as described at [E]. An additional $0.2 million of transaction costs are incurred by Tempo subsequent to September 30, 2022, principally related to liability- classified instruments which are subsequently measured at fair value.

(GG)	Represents the elimination of changes in the fair value of Tempo’s liability classified warrants and embedded derivatives held on Tempo’s balance sheet as of September 30, 2022. Prior to the closing, Tempo will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise such warrants in exchange for shares of Tempo common stock as described at [G].

(HH)	Represents the elimination of interest expense on Tempo’s 2022 Promissory Notes which automatically converted into shares of New Tempo upon the closing of the Business Combination as described at [O]. The conversion is reflected as of January 1, 2021 in the unaudited pro forma condensed combined statement of operations.

(II)	As discussed in tickmark [E], termination fees and the associated legal costs related to the termination of the subscription agreement under the Convertible Senior Notes of $7.3 million were expensed in the pre-combination statement of operations of ACE and accrued as a liability in the September 30, 2022 balance sheet of ACE. With the closing of the business Combination, the termination fee due was reduced to $1.1 million, and accordingly the liability recorded by New Tempo at the Closing date was baed on the reduced termination fee amount. Accordingly, the $5.1 million adjustment was recorded as reduction to termination fees and expenses in the pro forma statement of operations.

Note 4 — In-process Accounting Analysis

The transactions discussed below are presented in the Company’s unaudited pro forma condensed combined financial information, however the Company’s accounting analysis on such transactions is incomplete as of the date of this filing. The Company discussed the implications of certain items where the accounting is incomplete.

PIPE Investment

On September 7, 2022, ACE entered into Third A&R PIPE Subscription Agreements with each of the PIPE Investors, pursuant to which PIPE Investors immediately prior to the Closing subscribed for 1,250,000 shares of the New Tempo common stock for an aggregate purchase price equal to $12.5 million. Of such amount $3.5 million resulted in an increase of ACE cash immediately prior to the Business Combination, $2.0 million was reallocated from an investors’ existing holding in the ACE trust to be a PIPE Investment and $7.0 million was issued to satisfy obligations due pursuant to the Loan and Security Agreement, as described in tickmark [C].

Pursuant to the Third A&R PIPE Subscription Agreements, ACE agreed to:

•	issue additional shares of New Tempo common stock to each PIPE Investor in the event that the volume weighted average price per share of New Tempo common stock (the “Measurement Period VWAP”) during the 30 days commencing on the date on which a registration statement registering the resale of the shares of New Tempo common stock acquired by such PIPE Investors (the “PIPE Resale Registration Statement”) is declared effective is less than $10.00 per share. In such case, each PIPE Investor will be entitled to receive a number of shares of New Tempo common stock equal to the product of (x) the number of shares of New Tempo common stock issued to such PIPE Investor at the closing of the subscription and held by such PIPE Investor through the date that is 30 days after the effective date of the PIPE Resale Registration Statement (the “Measurement Date”) multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP (as defined below) and (B) the denominator of which is the Adjustment Period VWAP. In the event that the Adjustment Period VWAP is less than $4.00 (the “Price Floor Value”), the Adjustment Period VWAP shall be deemed to be the Price Floor Value.

•	issue up to 1,000,000 additional shares of New Tempo common stock to each such PIPE Investor in the event that the Additional Period VWAP is less than the Adjustment Period VWAP. In such case, each such PIPE Investor will be entitled to receive a number of shares of New Tempo common stock equal to the lesser of (1) such PIPE Investor’s pro rata portion of 1,000,000 additional shares of New Tempo common stock, and (i) (A) (x) the number of shares issued to such PIPE Investor pursuant to such subscription agreement and held by such PIPE Investor on the last day of the 30 calendar day period ending on the date that is 15 months following the closing of the subscriptions (such 30 calendar day period, the “Additional Period”), times (y) the Adjustment Period VWAP, minus the average of the volume weighted average price of a share of New Tempo common stock determined for each of the trading days during the Additional Period (the “Additional Period VWAP”), minus (B) the number of PIPE Incentive Shares, times the Additional Period VWAP, divided by (ii) the Additional Period VWAP.

•	issue up to 2,000,000 PIPE Incentive Shares to the PIPE Investors on a pro rata basis with respect to each PIPE Investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Third A&R PIPE Subscription Agreements.

As of the date of this filing, the Company has not concluded on the accounting analysis for the PIPE Investment is not complete and the unaudited pro forma condensed combined financial information only gives effect to the $3.5 million in cash received, which has been reflected as an increase to additional paid-in capital, and the related effects of issuance costs associated with the PIPE Investment.

The PIPE Investment contains embedded features which may result in the additional issuance of shares contingent upon the market prices of New Tempo common stock subsequent to the closing of the Merger. The Company expects that an evaluation will be required to consider, but not necessarily limited to, the guidance in ASC 480 — Distinguishing Liabilities from Equity and ASC 815 — Derivatives and Hedging, as it relates to the PIPE Investment, and ASC 850 — Related Party Disclosures, as it relates to the PIPE Incentive Shares. The results of this accounting analysis may have material implications of the post- combination entity’s financial statements including the subsequent fair value of the embedded features and ongoing remeasurement effects which will impact the post-combination entity’s earnings. The fair value of these features may also impact the initial measurement of the PIPE Investment. The Company intends to conclude on the accounting analysis and disclose the accounting impact on the consolidated financial statements of the post-combination entity.

If, based on the Company’s analysis, the features meet the criteria to be classified as equity, the fair value of the features will be recognized as a component of equity. If, however, the features do not meet the criteria to be recognized as a component of equity, the features will be recognized at fair value upon issuance, and each reporting period, with changes in fair value recorded as a component of income. The Company has not yet determined an estimate of fair value of the features.

Additionally, the PIPE Incentive Shares may have material implications to the financial statements, and the Company will need to determine if the shares are accounting for at fair value upon issuance and recognized as a component of income. Alternatively, the PIPE Incentive Shares may be recognized as a component of equity.

Sponsor Earnout — Third SSA Amendment

In connection with the Third SSA Amendment, the Earnout Sponsors agreed to subject 1,000,000 of Domesticated ACE common stock to potential forfeiture to ACE for no consideration if certain earnout vesting conditions are not met. The Company has not completed its analysis of the accounting of the earnout, but will evaluate the provisions to determine if the earn-out will be accounted for in accordance with:

•	ASC 718 — Compensation — Stock Compensation and expensed as compensation expense over the requisite service period;

•	ASC 480 — Distinguishing Liabilities from Equity — and if the earn-out is treated as a liability, it will be recognized at fair value upon issuance and each reporting period with changes in fair value recognized in income;

•	ASC 815 — Derivative and Hedging — and if the earn-out meets the criteria to be accounted for within equity, the fair value of the earn-out will be recognized as a component of equity. If the earn- out does not meet the criteria to be accounted for within equity, it will be recognized as a liability at fair value upon issuance and each reporting period with changes in fair value recognized in income.

The Company has not yet completed a valuation to determine the fair value of the earnout and results of the accounting may be may material to the post-combination entity.

Note 5 — Earnouts

Tempo Earnout Company Shares

Following the Closing, the Eligible Tempo Equityholders will have the right to receive up to 7,000,000 Tempo Earnout Shares in two tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period.

•	upon the occurrence of Triggering Event I, a one-time aggregate issuance of three and a half million (3,500,000) Company Earnout Shares to Tempo Equityholders will be made. Triggering Event I means the first quarter after the closing date, but within the Earnout Period, on which New Tempo achieves $5.0 million in Adjusted EBITDA;

•	upon the occurrence of Triggering Event II, a one-time aggregate issuance of three and a half million (3,500,000) Company Earnout Shares to Tempo Equityholders will be made. Triggering Event II means the first quarter after the closing date, but within the Earnout Period, on which New Tempo achieves $15.0 million in revenue.

Earnout shares issuable to any eligible recipient in respect of Tempo Options or Tempo RSUs held by such recipient as of immediately prior to the closing shall be issued to such recipient only if such recipient continues to provide services (whether as an employee, director or individual independent contractor) to New Tempo or one of its subsidiaries through the date of the occurrence of the corresponding Triggering Event.

Earnout Shares Issued to Tempo Equityholders

The earnout shares to be issued to Tempo equityholders were evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the earnout award agreements should be classified as a liability. As part of that analysis, it was determined that the earnout shares are freestanding and not liability classified. It was next evaluated whether the earnout shares represented a derivative instrument pursuant to ASC Topic 815, Derivatives and Hedging. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position to be derivative instruments. In order to conclude that the earnout shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the earnout shares meet both of these requirements. The preliminary accounting conclusions for the earnout shares resulted in liability classification pursuant to ASC 815-40.

The Company recorded a liability of $5.1 million at the time of Closing associated with Earnout Shares to Tempo equityholders . The earnout liability will be remeasured at each reporting date with changes in the fair value recorded to earnings.

Earnout Shares Issued to Holders of Tempo Stock Options and Tempo RSUs

The preliminary accounting conclusion related to the grant of Tempo Earnout Shares to existing holders of stock options or restricted stock units is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation as the Tempo Earnout Shares are subject to forfeiture based on the satisfaction of certain service conditions. Triggering Event I and Triggering Event II are considered performance conditions. The requisite service condition is the period of time it takes to achieve both performance conditions. As this is not explicitly stated in the earnout arrangement, the service period is implied from the expected period over which the shares are expected to achieve the performance condition.

The preliminary estimated fair value of the Tempo Earnout Shares subject to ASC 718 was $13.8 million, assuming the service conditions were met and assuming no forfeitures. The amount was not recorded as stock- based compensation expense in the unaudited pro forma condensed combined statements of operations as it was not probable the performance condition would be met.

Fair Value of Earnout Shares

The fair value of all earnout shares that were not subject to ASC 718 was determined to be $5.1 million based on the use of a Monte Carlo simulation valuation model that estimates the number of Earnout Shares expected to vest and their value, based on a simulation of ACE's stock price, revenue levels, and EBITDA levels in the future using the most reliable information available. The preliminary fair values of the earnout shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the Closing.

Note 6 — Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, and other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination and other related events are being reflected as if they had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination and other related events have been outstanding for the entire periods presented.

	For the year ended	For the Nine Months Ended
(in thousands, except share and per share data)	December 31, 2021	September 30, 2022
Pro forma loss attributable to common stockholders – New Tempo	$(50,990)	$(95,732)
New Tempo common stock
Weighted average shares outstanding – basic and diluted	26,393,289	26,393,289
Net loss per share – basic and diluted	$(1.93)	$(3.63)

The following summarizes the number of shares of New Tempo common stock for both the nine months ended September 30, 2022 and the year ended December 31, 2021:

Tempo Stockholders(1)	16,305,986
ACE’s public shareholders	2,269,299
Sponsor and related parties(2)	4,464,014
Third-Party PIPE Investors	2,530,000
Cantor	823,990
Pro forma weighted average shares outstanding – basic and diluted	26,393,289

(1)	Excludes approximately 0.6 million shares of New Tempo common stock which remain reserved for options outstanding. At the Closing, Tempo Options will be converted into New Tempo Options, upon substantially the same terms and conditions as in effect with respect to the corresponding Tempo Option, and awards of Tempo RSUs will be converted into awards of New Tempo RSUs, upon substantially the same terms and conditions as in effect with respect to the corresponding Tempo RSU. Also, the amount includes approximately 3.7 million shares of New Tempo common stock reserved for Tempo warrants, net of expected exercise proceeds, that are assumed to be exercised prior to Closing. Tempo will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise their Tempo warrants in exchange for shares of Tempo common stock, and, at the Closing, each Tempo warrant that remains outstanding and exercised will be converted into a New Tempo warrant, exercisable for a number of shares of New Tempo common stock.

(2)	Includes 0.2 million shares to be purchased by Sponsor Related PIPE Investors as part of the PIPE Investment and 3.8 million Class B ordinary shares held by the Sponsor converted automatically, on a one-for-one basis, into a share of New Tempo common stock.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

Public warrants and private placement warrants	18,100,000
New Tempo Options	562,526
New Tempo RSUs	1,618,991
Tempo earnout shares, options and restricted stock units	7,000,000